Exhibit 10.1

Summary of Material Terms of
the Capital Bank Annual Incentive Plan

The Capital Bank Annual Incentive Plan (the “Plan”) is a compensatory plan through which the Company’s senior officers are eligible to receive a cash bonus for specific achievements on behalf of the Company’s performance and their individual achievements to align the officers’ interests with those of the Company’s shareholders. The payments under the Plan are targeted as a percentage of base compensation, and the opportunity for a more significant award generally increases when the Company achieves higher levels of performance. Company performance is measured in terms of net income, asset growth, return on equity and functional performance objectives.

Each executive’s cash bonus target is set by the Compensation/Human Resources Committee of the Board of Directors at the beginning of each fiscal year. Actual bonus payouts, if any, under the Plan will vary depending on the Company’s actual results. In addition, the Compensation/Human Resources Committee has retained the discretion under the Plan, in extraordinary circumstances, to award bonuses or otherwise increase, reduce or eliminate bonuses that otherwise might be payable to an executive officer based on actual performance even if inconsistent with the Plan. Participants in the Plan who join the Company mid-year will have bonuses, if any, prorated. Bonuses are intended to be paid no later than 120 days following the close of the fiscal year.